PRESS RELEASE

Kevin D. Williams | Chief Financial Officer | (417) 235-6652

FOR IMMEDIATE RELEASE
Jack Henry & Associates, Inc. Reports First Quarter Fiscal 2022 Results

First quarter summary:
•GAAP revenue increased 8% and operating income increased 14% for the quarter compared to the prior-year quarter.
•Non-GAAP adjusted revenue increased 9% and non-GAAP adjusted operating income increased 16% for the quarter compared to the prior-year quarter.[1]
•GAAP EPS was $1.38 per diluted share for the quarter, compared to $1.19 per diluted share in the prior-year quarter.
•Cash at September 30, 2021 was $44.3 million and $195.3 million at September 30, 2020.
•Debt related to the revolving credit line was $65 million at September 30, 2021 and zero at September 30, 2020.

Full-year fiscal 2022 guidance:
•GAAP revenue $1,910 million to $1,919 million
•GAAP EPS $4.64 to $4.73
•Non-GAAP revenue $1,866 million to $1,875 million[2]
First quarter Revenue

GAAP	Non-GAAP[1]
increased	increased
8%	9%

First quarter Operating Income

GAAP	Non-GAAP[1]
increased	increased
14%	16%

Monett, MO, November 8, 2021 – Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the first quarter of fiscal 2022 and discusses its continued response to the novel coronavirus (COVID-19) pandemic.[3]

According to David Foss, Board Chair, President and CEO, “We are very pleased to report another quarter of record revenue and an overall strong performance for the first quarter of our new fiscal year. Our sales teams continue to see strong demand for Jack Henry technology solutions and they are currently working a solid pipeline of requests for proposals and contracts. Today, as a well-rounded financial technology company, we continue to invest in a modern technology infrastructure that is cloud-native, digitally centric, open and scalable in order to deliver the speed and agility that our clients require. This infrastructure, when applied to our digital, payments, lending, risk, and core platforms, helps community and regional financial institutions innovate faster, differentiate strategically, and compete successfully while serving the evolving needs of their accountholders."
First quarter summary [4]
Non-GAAP EBITDA[1]
Net Income
increased	increased
12%	12%

1 See tables below reconciling non-GAAP financial measures to GAAP.
2 See tables below reconciling fiscal year 2022 GAAP to non-GAAP guidance.
3 See “COVID-19 Impact and Response” below.
4 See tables below on page 9 reconciling Net Income to non-GAAP EBITDA.

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Operating Results
Revenue, operating expenses, operating income, and net income for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020, were as follows:

(Unaudited, in thousands)	Three Months Ended September 30,		% Change
	2021	2020
Services and support	$297,494	$280,997	6%
Percentage of total revenue	61%	62%
Processing	190,562	170,803	12%
Percentage of total revenue	39%	38%
REVENUE	$488,056	$451,800	8%

•Processing revenue increased for the first quarter primarily driven by growth in card processing of 9%. Other increases were in remittance revenues and Jack Henry digital. Services and support revenue increased for the first quarter primarily driven by growth in data processing and hosting fees of 12% and increased software usage fees.
•For the first quarter, core segment revenue increased 8%, payments segment revenue increased 8%, complementary segment revenue increased 9%, and corporate and other segment revenue increased 1%. Non-GAAP core segment revenue increased 9%, payments segment revenue increased 9%, complementary segment revenue increased 9%, and corporate and other segment revenue increased 1%.5

(Unaudited, in thousands)	Three Months Ended September 30,		% Change
	2021	2020
Cost of revenue	$276,636	$262,929	5%
Percentage of total revenue	57%	58%
Research and development	26,754	26,057	3%
Percentage of total revenue	5%	6%
Selling, general, and administrative	51,071	45,226	13%
Percentage of total revenue	10%	10%
OPERATING EXPENSES	354,461	334,212	6%

OPERATING INCOME	$133,595	$117,588	14%
Operating margin[6]	27%	26%

•Cost of revenue increased for the first quarter primarily due to higher costs associated with our card processing platform, operating licenses and fees, and personnel costs, partially offset by decreased hardware costs.
•Research and development expense increased for the first quarter primarily due to higher professional fees, personnel costs, contract labor, and licenses and fees, partially offset by higher capitalized research and development costs.
•Selling, general, and administrative expense increased for the first quarter primarily due to higher personnel costs and travel expenses as COVID-related travel limitations began to lift.7

5 See revenue lines of segment break-out tables on page 4 below.
6 Operating margin is calculated by dividing operating income by revenue.
7 See “COVID-19 Impact and Response” below.

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(Unaudited, in thousands, except shares and per share data)	Three Months Ended September 30,		% Change
	2021	2020
Income before income taxes	$133,354	$117,539	13%
Provision for income taxes	31,240	26,323	19%
NET INCOME	$102,114	$91,216	12%
Diluted earnings per share	$1.38	$1.19	16%

•Effective tax rates for the first quarter of fiscal years 2022 and 2021 were 23.4% and 22.4%, respectively.
•The Company’s repurchase of 2.8 million shares of common stock during fiscal year 2021 contributed $0.05 to diluted earnings per share for the first quarter of fiscal year 2022.

According to Kevin Williams, CFO and Treasurer, “For the first quarter of the fiscal year, our private cloud, card processing and digital solutions continue to drive our revenue growth. We continued to have headwinds during the quarter from deconversion, license and hardware revenue, but still saw a very solid 8% GAAP and 9% non-GAAP revenue growth compared to the prior year. There was also good operating margin expansion on both a GAAP and a non-GAAP basis for the quarter. Also, very pleased to report our Return on Invested Capital (ROIC) of 21.5% for the quarter which is up from 20% last year. I want to thank all of our management team and associates for all the contributions to support and continue doing the right thing for our customers.”

Non-GAAP Impact of Deconversion Fees, Acquisitions and Divestitures

The table below is our revenue and operating income (in thousands) for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, excluding the impacts of deconversion fees, acquisitions and divestitures.

	Three Months Ended September 30,		% Change
(Unaudited, in thousands)	2021	2020

Revenue (GAAP)	$488,056	$451,800	8%

Adjustments:
Deconversion fee revenue	(3,724)	(5,882)
Revenue from acquisitions and divestitures	(106)	(1,182)

NON-GAAP ADJUSTED REVENUE	$484,226	$444,736	9%

Operating income (GAAP)	$133,595	$117,588	14%

Adjustments:
Operating income from deconversion fees	(3,184)	(5,219)
Operating (income)/loss from acquisitions and divestitures	45	(369)

NON-GAAP ADJUSTED OPERATING INCOME	$130,456	$112,000	16%

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The tables below are the segment breakdown of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

	Three Months Ended September 30, 2021
(Unaudited, in thousands)	Core	Payments	Complementary	Corporate and Other	Total
REVENUE (GAAP)	$165,285	$169,622	$141,481	$11,668	$488,056
Deconversion fees	(2,168)	(448)	(1,097)	(11)	(3,724)
Revenue from acquisitions and divestitures	—	—	(106)	—	(106)
NON-GAAP ADJUSTED REVENUE	163,117	169,174	140,278	11,657	484,226

COST OF REVENUE	66,902	93,226	55,485	61,023	276,636
Non-GAAP adjustments	(138)	(45)	(242)	(1)	(426)
NON-GAAP ADJUSTED COST OF REVENUE	66,764	93,181	55,243	61,022	276,210

NON-GAAP ADJUSTED SEGMENT INCOME	$96,353	$75,993	$85,035	$(49,365)

Research and development					26,754
Selling, general, and administrative					51,071
Non-GAAP adjustments unassigned to a segment					(265)
NON-GAAP TOTAL ADJUSTED OPERATING EXPENSES					353,770

NON-GAAP ADJUSTED OPERATING INCOME					$130,456

	Three Months Ended September 30, 2020
(Unaudited, in thousands)	Core	Payments	Complementary	Corporate and Other	Total
REVENUE (GAAP)	$153,155	$156,733	$130,355	$11,557	$451,800
Deconversion fees	(2,052)	(1,847)	(2,000)	17	(5,882)
Revenue from acquisitions and divestitures	(1,182)	—	—	—	(1,182)
NON-GAAP ADJUSTED REVENUE	149,921	154,886	128,355	11,574	444,736

COST OF REVENUE	63,861	86,328	52,024	60,716	262,929
Non-GAAP adjustments	(794)	(60)	(180)	(39)	(1,073)
NON-GAAP ADJUSTED COST OF REVENUE	63,067	86,268	51,844	60,677	261,856

NON-GAAP ADJUSTED SEGMENT INCOME	$86,854	$68,618	$76,511	$(49,103)

Research and development					26,057
Selling, general, and administrative					45,226
Non-GAAP adjustments unassigned to a segment					(403)
NON-GAAP TOTAL ADJUSTED OPERATING EXPENSES					332,736

NON-GAAP ADJUSTED OPERATING INCOME					$112,000

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The table below is our GAAP to non-GAAP guidance for fiscal 2022. Non-GAAP guidance excludes the impacts of deconversion fee, acquisition and divestiture revenue.

GAAP to Non-GAAP GUIDANCE (in millions, except per share data)	Annual FY22
	Low	High
REVENUE (GAAP)	$1,910	$1,919
Growth	8.6%	9.1%
Deconversion fee, acquisition and divestiture revenue	44	44
NON-GAAP ADJUSTED REVENUE	$1,866	$1,875
Non-GAAP adjusted growth*	7.5%	8.0%

EPS (GAAP)	$4.64	$4.73
Growth	12.8%	14.8%

Balance Sheet and Cash Flow Review

•At September 30, 2021, cash and cash equivalents decreased to $44.3 million from $195.3 million at September 30, 2020.**
•Trade receivables totaled $253.2 million at September 30, 2021 compared to $223.0 million at September 30, 2020.
•The Company had $65 million of borrowings at September 30, 2021 and no borrowings at September 30, 2020.**
•Total deferred revenue increased to $334.9 million at September 30, 2021, compared to $322.5 million a year ago.
•Stockholders' equity decreased to $1,395.7 million at September 30, 2021, compared to $1,543.8 million a year ago.**

*     See tables below on page 6 for Net Cash Provided by Operating Activities and on page 10 for Return on Average Shareholders’ Equity. Tables reconciling the non-GAAP measures Free Cash Flow and return on invested capital (ROIC) to GAAP measures are also on page 10. See “Use of Non-GAAP Financial Information” below for definition of Free Cash Flow and ROIC.
** The changes in cash and cash equivalents, borrowings and stockholders’ equity, quarter over quarter, were primarily due to the Company's repurchases of common stock during fiscal 2021 for the treasury.

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The following table summarizes net cash from operating activities (Unaudited, in thousands):

	Three Months Ended September 30,
	2021	2020
Net income	$102,114	$91,216
Depreciation	13,157	13,391
Amortization	31,016	30,352
Change in deferred income taxes	6,088	2,393
Other non-cash expenses	6,237	4,466
Change in receivables	53,404	77,439
Change in deferred revenue	(60,662)	(67,113)
Change in other assets and liabilities	(44,805)	(37,667)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$106,549	$114,477

The following table summarizes net cash from investing activities (Unaudited, in thousands):

	Three Months Ended September 30,
	2021	2020
Capital expenditures	$(9,273)	$(4,478)
Proceeds from dispositions	14	6,115
Purchased software	(1,221)	(1,374)
Computer software developed	(35,971)	(31,451)
NET CASH FROM INVESTING ACTIVITIES	$(46,451)	$(31,188)

The following table summarizes net cash from financing activities (Unaudited, in thousands):

	Three Months Ended September 30,
	2021	2020
Repayments on credit facilities and financing leases	$(35,027)	$(28)
Purchase of treasury stock*	—	(65,873)
Dividends paid	(34,036)	(32,815)
Net cash from issuance of stock and tax related to stock-based compensation	2,224	(2,598)
NET CASH FROM FINANCING ACTIVITIES	$(66,839)	$(101,314)
* For the three months ended September 30, 2021, the Company repurchased no common stock compared to the three months ended September 30, 2020, when the Company repurchased 400 shares of common stock.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP include the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, adjusted operating expenses, non-GAAP earnings before interest, taxes, depreciation, and amortization (non-GAAP EBITDA), free cash flow, and return on invested capital (ROIC).
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses presented eliminate one-time deconversion fees, acquisitions and divestitures, all of which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. Non-GAAP EBITDA is defined as net income attributable to the Company before the effect of interest expense, taxes, depreciation, and amortization, adjusted for net income before the effect of interest expense, taxes, depreciation, and amortization attributable to eliminated one-time deconversion fees, acquisitions and divestitures. Free cash flow is defined as net cash from operating activities, less capitalized expenditures, internal use software, and capitalized software, plus proceeds from the sale of assets. ROIC is defined as net income divided by average invested

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capital, which is the average of beginning and ending long-term debt and stockholders’ equity for a given period. Management believes that non-GAAP EBITDA is an important measure of the Company’s overall operating performance and excludes certain costs and other transactions that management deems one time or non-operational in nature; free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions; and ROIC is a measure of the Company’s allocation efficiency and effectiveness of its invested capital. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. Non-GAAP financial measures have no standardized meaning prescribed by GAAP and therefore, are unlikely to be comparable with calculations of similar measures for other companies.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of the non-GAAP financial measures to related GAAP measures are included.

COVID-19 Impact and Response
Since its outbreak in early 2020, COVID-19 has rapidly spread and continues to represent a public health concern. The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allowed them to work off-site and we suspended all non-essential business travel. This company-wide recommendation extended until July 1, 2021, at which point we began transition to a return to our facilities and normalization of travel activities. Individual decisions on returning to the office were manager-coordinated and based on conversations with specific teams and departments. A large number of our employees requested to remain fully remote or participate in a hybrid approach where they would split their time between remote and in-person working. We have not required employees who return to our facilities to receive vaccinations, but we have provided information on vaccine providers, as well as hosted on-site COVID-19 vaccination clinics at several of our facilities for our employees and their families. On August 3, 2021, we reimplemented our company-wide recommendation for remote work based on the spread of the Delta variant and increased infection rates. For those employees who are at our facilities, we have introduced enhanced sanitation procedures and we require face masks for both vaccinated and unvaccinated employees. As of November 5, 2021, the majority of our employees were continuing to work remotely either full time or in a hybrid capacity. While our business travel has increased in recent months, we continue to encourage a cautious approach to business travel activities. On November 4, 2021, the Occupational Safety and Health Administration announced a new emergency temporary standard that requires employers with 100 or more employees, which includes Jack Henry, to require employees to either receive a COVID-19 vaccination or else undergo regular testing. We are developing our plan to comply with this new standard.
Customers
We work closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely without materially impacting our business.
Financial impact
Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during fiscal 2021 and the first three months of fiscal 2022, and we do not expect that to change in the near term. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions; the duration, severity and recurrence of the outbreak, including the onset of variants of the virus; the speed and effectiveness of vaccine and treatment developments; the speed of economic recovery; the potential impact to our customers, vendors, and employees; and how the potential impact might affect future customer services, processing and installation-related revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.

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About Jack Henry & Associates, Inc.®	Quarterly Conference Call
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,100 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
The Company will hold a conference call on November 9, 2021; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

For More Information
To directly access the Company’s press releases, go to ir.jackhenry.com/press-releases.

MEDIA CONTACT
Heather Sugg, APR
Senior Vice President
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.
William Mills & Associates
954-854-6203
Heather@williammills.com

ANALYST CONTACT
Vance Sherard, CFA
Investor Relations
Jack Henry & Associates, Inc.
417-235-6652
VSherard@jackhenry.com

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Condensed Consolidated Statements of Income			% Change
	Three Months Ended September 30,
(Unaudited, in thousands, except per share data)	2021	2020

REVENUE	$488,056	$451,800	8%

Cost of revenue	276,636	262,929	5%
Research and development	26,754	26,057	3%
Selling, general, and administrative	51,071	45,226	13%
EXPENSES	354,461	334,212	6%

OPERATING INCOME	133,595	117,588	14%

Interest income	7	68	(90)%
Interest expense	(248)	(117)	112%
Interest income (expense)	(241)	(49)	392%

INCOME BEFORE INCOME TAXES	133,354	117,539	13%

Provision for income taxes	31,240	26,323	19%

NET INCOME	$102,114	$91,216	12%

Diluted net income per share	$1.38	$1.19
Diluted weighted average shares outstanding	74,142	76,713

Condensed Consolidated Balance Sheet Highlights
	September 30,
(Unaudited, in thousands)	2021	2020
Cash and cash equivalents	$44,251	$195,320
Receivables	253,160	223,013
Total assets	2,280,911	2,335,076

Accounts payable and accrued expenses	$161,088	$151,609
Current and long-term debt	65,166	295
Deferred revenue	334,939	322,509
Stockholders' equity	1,395,665	1,543,750

Calculation of Non-GAAP Earnings Before Income Taxes, Depreciation and Amortization (Non-GAAP EBITDA)			% Change
	Three Months Ended September 30,
(in thousands)	2021	2020
Net income	$102,114	$91,216
Interest expense	248	118
Taxes	31,240	26,323
Depreciation and amortization	44,173	43,743
Less: Net income before interest expense, taxes, depreciation and amortization attributable to eliminated one-time deconversions, acquisitions and divestitures	(3,157)	(5,946)
NON-GAAP EBITDA	$174,618	$155,454	12%

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Calculation of Free Cash Flow (Non-GAAP)
	Three Months Ended September 30,
(in thousands)	2021	2020
Net cash from operating activities	$106,549	$114,477
Capitalized expenditures	(9,273)	(4,478)
Internal use software	(1,221)	(1,374)
Proceeds from sale of assets	14	6,115
Capitalized software	(35,971)	(31,451)
FREE CASH FLOW	$60,098	$83,289

Calculation of the Return on Average Shareholders’ Equity
	September 30,
(in thousands)	2021	2020
Net income (trailing four quarters)	$322,366	$298,514
Average stockholder's equity (trailing four quarters)	1,469,708	1,510,205
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY	21.9%	19.8%

Calculation of Return on Invested Capital (ROIC) (Non-GAAP)
	September 30,
(in thousands)	2021	2020
Net income (trailing four quarters)	$322,366	$298,514

Average stockholder's equity (trailing four quarters)	1,469,708	1,510,205
Average current maturities of long-term debt (trailing four quarters)	118	63
Average long-term debt (trailing four quarters)	32,613	85
Average invested capital	$1,502,439	$1,510,353

ROIC	21.5%	19.8%

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